Exhibit 99.1

Ecoark Announces Operating Results for Q2 Fiscal 2022

SAN ANTONIO, Nov 11, 2021 (GLOBE NEWSWIRE) -- Ecoark Holdings, Inc. (“Ecoark”) (NASDAQ: ZEST), today announced the following operating results for the second quarter of fiscal 2022 ended September 30, 2021.

•	Achieved revenue of $6.1 million, reflecting an increase of 86% compared to $3.3 million in the prior year quarter
•	Generated gross profit of $2.9 million, up from $0.95 million in the prior year quarter, and reflecting gross margins of 47%
•	Reported net loss of ($5.9) million, or ($0.233) per basic and diluted share versus net income of $9.0 million or $0.445 per basic and $0.380 per diluted share in the prior year quarter. The net loss for the second quarter of fiscal 2022 included a $1.6 million one-time cost related to the capital raise completed in August 2021 in conjunction with Ecoark’s recently completed Nasdaq uplisting. Net loss for the second quarter of fiscal 2022 also included a $0.6 million non-cash loss associated with the change in fair value of derivative liabilities, versus a $16.0 million cumulative non-cash gain on both a warrant exchange for common stock and the change in fair value of derivative liabilities.
•	Exited the second quarter of fiscal 2022 with cash on hand of $7.9 million, up from $1.7 million in the prior year quarter
•	Reported stockholders’ equity of $23.8 million as of September 30, 2021, up from $17.8 million as of September 30, 2020

“We continue to execute our strategy and expand our operations, as evidenced by an 86% increase in revenue for the second quarter of fiscal 2022 versus the prior year period,” stated Randy May, Chief Executive Officer of Ecoark. “Our team remains actively focused on pursuing additional opportunities to generate value, including Ecoark’s recently announced cryptocurrency mining beta site which remains on track to become operational this month.”

The Company filed its latest quarterly results for the second quarter of fiscal 2022 with the Securities and Exchange Commission (SEC) on Form 10-Q. To access the filing, please visit www.sec.gov or the Reports and Filings section of Ecoark’s Investor Relations website at https://www.ecoarkusa.com/investor-relations/.

About Ecoark Holdings, Inc.

Founded in 2011, Ecoark is a diversified holding company. The company has three wholly-owned principal subsidiaries: Zest Labs, Inc. (“Zest Labs”), Banner Midstream Corp (“Banner Midstream”) and Agora Digital Holdings Inc. (“Agora”), the parent of Trend Holdings, LLC (“Trend”). Zest Labs, offers the Zest Fresh™ solution, a breakthrough approach to quality management of fresh food, is specifically designed to help substantially reduce the $161 billion amount of food loss the U.S. experiences each year. Banner Midstream is engaged in oil and gas exploration, production, and drilling operations on over 30,000 cumulative acres of active mineral leases in Texas, Louisiana, and Mississippi. Banner Midstream also provides transportation and logistics services and procures and finances equipment to oilfield transportation services contractors. Agora was formed to acquire Trend and its new cryptocurrency mining subsidiary, Bitstream Mining LLC. In addition to leading this new business opportunity, Trend invests in a select number of early-stage startups each year as part of the fund’s venture capital strategy; it is an open-minded investor with a founder-first mentality. A Trend subsidiary, Trend Discovery LP, has an audited track record of uncorrelated outperformance of the S&P 500 since inception.

ZEST FRESH™ and Zest Labs™ are trademarks of Zest Labs, Inc.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to our expectations with respect to commencement of Bitstream’s cryptocurrency beta site. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, and other important factors, such as market and other conditions, many of which are outside management’s control. Important factors that could cause actual results to differ from those in the forward-looking statements are included in the Form 10-Q filed by the Company for the three and six months ended September 30, 2021, and 2020. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Additional factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

Investor Relations:
Marc Silverberg, ICR

Brian McBride, Ecoark

1-800-762-7293

investorrelations@ecoarkusa.com